Exhibit 10.1
December 16, 2024

David Ni
[***]

Re: Accelerated Payments and Potential Repayment Obligations

Dear David:

This letter agreement (the “Letter Agreement”) memorializes your agreement and understanding with Enstar Group Limited (the “Company”) regarding the following in connection with the anticipated completion of the transactions contemplated by that certain merger agreement (“Merger Agreement”) entered into on July 29, 2024, by and among the Company and Elk Bidco Limited, an exempted company limited by shares existing under the laws of Bermuda, and the other signatories thereto:

•The accelerated vesting of certain of your previously granted equity awards; and
•The accelerated payment of a portion of your fiscal year 2024 target annual bonus;

In order to mitigate potential negative tax consequences to you and the Company under Sections 280G and 4999 of the Internal Revenue Code, the Company will, on or prior to December 31, 2024:

•Accelerate the vesting and settlement of your currently unvested and outstanding restricted stock units (“RSUs”) set forth on Schedule A attached hereto (as accelerated, the “Accelerated RSUs”); and
•Accelerate a portion of your annual bonus under the Enstar Group Limited 2022-2024 Annual Incentive Compensation Program (the “AIP”) equal to 98% of your target bonus amount (as accelerated, the “Accelerated AIP”).

In the event you resign or your employment is terminated for Cause (as defined in your employment agreement with the Company, effective as of July 1, 2019, as amended as of February 4, 2022) prior to the earlier of (1) the closing of the transactions contemplated by the Merger Agreement and (2) the date the Accelerated RSUs otherwise would have vested, you will be obligated to promptly repay to the Company an amount equal to the number of shares you receive (or if net settled, the gross number of shares you would have received absent net settlement) in respect of the Accelerated RSUs multiplied by the closing price of a share of the Company on the date of settlement of the Accelerated RSUs. Such amount shall be paid to the Company as soon as practicable and in any event within 30 business days after such termination.

In the event you resign or your employment is terminated for Cause prior to the date that fiscal year 2024 annual bonuses are otherwise paid out under the AIP in 2025, you will be obligated to promptly repay to the Company an amount equal to the gross amount paid to you in respect of the Accelerated AIP. Such amount shall be paid to the Company as soon as practicable and in any event within 30 business days after such termination.

In the event you are terminated without Cause prior to the date that fiscal year 2024 annual bonuses are otherwise paid out under the AIP in 2025, any cash severance benefits due to you under any Company severance agreement to which you are a party or Company severance plan in which you participate will be reduced by the gross amount paid to you in respect of the Accelerated AIP, and you will have no further rights to any payments in respect of annual bonus with respect to fiscal year 2024. To the extent the Accelerated AIP is greater than the cash severance benefits otherwise payable to you, you will pay to the Company as soon as practicable and in any event within 30 business days after such termination an amount equal to the difference between the gross amount paid to you in respect of the Accelerated AIP and such cash severance benefits.

In the event you remain employed through the date that fiscal year 2024 annual bonuses are otherwise paid out under the AIP in 2025, (i) if your final gross payout under the AIP based on actual performance is higher than the gross amount of the Accelerated AIP, you will receive a payout under the AIP equal to the excess of the gross payout determined based on actual performance over the gross amount of the Accelerated AIP, payable in accordance with the terms and conditions of the AIP and subject to applicable tax withholding, or (ii) if your final payout under the AIP based on actual performance is lower than the Accelerated AIP, you will be obligated to promptly repay to the Company an amount equal to the excess of the pre-tax amount of the Accelerated AIP over what would be the pre-tax amount of the payout determined based on actual performance. Such amount shall be paid to you or to the Company, as applicable, as soon as practicable after the AIP payments are made to similarly situated executives and in any event within 30 business days after such payment date.

This Letter Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to conflicts of laws principles thereof and may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

Please confirm your agreement by signing below.

Sincerely,

COMPANY
Enstar Group Limited
By: /s/ Elizabeth DaSilva
Name:    Elizabeth DaSilva, Assistant Secretary

AGREED AND ACCEPTED BY: /s/ David Ni
     David Ni
[Signature Page to Repayment Letter]

Schedule A
1. 969 RSUs, originally scheduled to vest on March 20, 2025;
2. 15,929 RSUs, originally scheduled to vest on February 4, 2026;
3. 761 RSUs, originally scheduled to vest on March 20, 2026; and
4. 448 RSUs, originally scheduled to vest on March 20, 2027.